EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2004 Equity Incentive Plan of our reports dated March 9, 2007, with respect to the consolidated financial statements and schedule of salesforce.com, inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2007, salesforce.com, inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of salesforce.com, inc. filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Jose, California

May 18, 2007